                                                                    EXHIBIT 12.2

                                  XTRA, INC.
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
           ---------------------------------------------------------
             FOR THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1995
                             (MILLIONS OF DOLLARS)
                                  (UNAUDITED)

                                            1996                1995
                                           ------              ------
EARNINGS
Income from operations before provision
 for income taxes                          $ 21.8              $ 23.4
    Add: Fixed charges (below)               15.9                16.8
                                           ------              ------
                                           $ 37.7              $ 40.2
                                           ======              ======
FIXED CHARGES
    Interest expense                       $ 15.9              $ 16.7
    Interest portion of rent expense            -                 0.1
                                           ------              ------
                                           $ 15.9              $ 16.8
                                           ======              ======
Ratio of Earnings to Fixed Charges            2.4                 2.4
                                           ======              ======

Note: For purposes of computing the ratio of earnings to fixed charges, "earnings" represent income from operations before taxes plus fixed charges. "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest.